Exhibit 10.21
EMPLOYMENT AGREEMENT
     This Agreement is made effective as of July 1, 2005 by and between Circuit Research Labs, Inc., an Arizona Corporation (the “Corporation”), and Patricia Humke (the “Employee”).
     WHEREAS, the Corporation desires to retain the services of the Employee in the capacity of its Vice President Manufacturing; and
     WHEREAS, the Corporation wishes to prevent Employee from pursuing other employment opportunities, which is only possible if the Corporation commits to employ Employee for an extended term.
NOW THEREFORE, IT IS AGREED AS FOLLOWS:
Section 1. Employment. The Corporation agrees to employ the Employee and the Employee agrees to accept the employment described in this Agreement.
1.1 Successors of Employer. The provisions of this Agreement shall bind any successor or assign of Employer, which shall be obligated to employ Employee and to pay the compensation provided herein.
1.2 Obligations of Employer. If Employer is a party to a merger or consolidation or sells those assets and business for which Employee is employed, Employer will cause the purchaser or other successor to assume the obligations of Employer set forth herein. Employer shall remain liable hereunder unless and until the obligations of the Employer are assumed by a solvent successor to Employer that will carry on the business for which Employee is employed.
Section 2. Duties. The Employee shall serve, as Vice President Manufacturing of the Corporation, with such duties as are customarily associated with such position. The Employee shall have such additional duties, including performance of such duties and holding such offices or positions with subsidiaries and affiliates of the Corporation, as shall be reasonably requested of him from time to time by the President or Board of Directors of the Corporation.
Section 3. Extent of Services. The Employee shall devote substantially all of his working time, attention, and energies to the performance of his duties. The Employee shall at all times faithfully and to the best of his ability perform his duties under this Agreement. The duties shall be rendered at the Corporation’s offices in Tempe, Arizona and at such temporary locations as assigned by the Board of Directors of the Corporation for the purpose of conducting company business.
Section 4. Term. The term of this Agreement shall begin on July 1, 2005 and, unless sooner terminated for cause as set forth elsewhere in the Agreement, shall continue

Employment Agreement
Circuit Research Labs, Inc.
PATRICIA HUMKE
until May 31, 2010. It shall thereafter continue until either Corporation or Employee terminates this Agreement on 90 days notice to the other. This Agreement shall not give the Employee any enforceable right to employment beyond this term.
Section 5. Compensation.
5.1 Base Compensation. The Employee will receive a base salary of not less than $99,000.00 per year. The Employee’s base salary will be payable in accordance with the Corporation’s standard payroll procedures. The Employee is eligible for bonuses, but there is no assurance or expectation that bonuses will be paid. Bonuses will be paid, if at all, at the sole discretion of the Board of Directors.
5.2 Benefits. The Employee shall receive a gross monthly payment of $1,000.00, in lieu of medical, dental and vision insurance as well as life and disability insurance provided to all employees of the Corporation. The Employee shall also receive all other fringe benefits provided to full-time employees of the Corporation. The Employee shall receive four (4) weeks of paid vacation per year.
5.3 Expenses. The Corporation shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in fulfilling his duties, including a housing allowance if the Corporation requires Employee to perform his duties more than 50 miles from his home and an auto allowance if the Corporation requires Employee to use his vehicle in the conduct of his duties. The Corporation shall provide the employee with office facilities, equipment, supplies, and staff.
Section 6. Termination.
6.1 For Cause. The Corporation may terminate the Employee’s employment at any time “for cause” with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, “for cause” shall be limited to: (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) material violation by employee of any of his obligations under this Agreement; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on the Employee’s ability to carry out his duties under this Agreement or upon the reputation of the Corporation; (d) repeated insubordination after written warning by the Board; or (e) material continuing failure by the Employee to perform the duties described in Section 2 above in a quality and professional manner for at least sixty days after written warning by the Board of Directors. Upon termination for cause, the Corporation’s sole and exclusive obligation will be to pay the Employee his compensation earned through the date of termination, and the Employee shall not be entitled to any compensation after the date of termination.

Employment Agreement
Circuit Research Labs, Inc.
PATRICIA HUMKE
6.2 Upon Death. In the event of the Employee’s death during the term of this Agreement, the Corporation’s sole and exclusive obligation will be to pay to the Employee’s estate the Employee’s compensation earned through the term of this agreement.
6.3 Upon Disability. The Corporation may terminate the Employee’s employment upon the Employee’s total disability. The Employee shall be deemed to be totally disabled if he is unable to perform his duties under this Agreement by reason of mental or physical illness or accident for a period of three consecutive months (the date of finding of disability of Employee shall be three months following the first day the Employee is unable to work). Upon termination by reason of the Employee’s disability, the Corporation’s sole and exclusive obligation will be to pay the Employee under the Corporation’s disability policy or his compensation for one year following such termination, whichever is greater.
6.4 Without Cause. If the Corporation terminates Employee without cause, Employee shall receive all compensation and benefits for the full term of this Agreement until May 31, 2010 as set forth in Section 4. Failure to pay such compensation and benefits shall relieve Employee of his duties under section 7 of this Agreement, without limiting the rights of Employee to recover all sums due under this section 6.4.
Section 7. Covenant Not to Compete.
7.1 Covenant. During the term of this Agreement, and for such period after the expiration of the term as the Employee continues to be employed by the Corporation, and for a two year (2) period after the Employee’s employment with the Corporation has been terminated by either party (whichever constitutes the longer period), the Employee will not:
7.1.1 enter into or attempt to enter into the “Restricted Business” (as defined below) worldwide:
7.1.2 use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Corporation’s business.
7.2 Restricted Business. The term “Restricted Business” means the design and manufacture of audio processing equipment and the design and manufacture of automation and PC based product and equipment for the radio and television broadcast industry. Nevertheless, the Employee may own not more than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business

Employment Agreement
Circuit Research Labs, Inc.
PATRICIA HUMKE
if the equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.
Section 8. Confidentiality. The Employee acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Corporation. The information includes customer lists, marketing plans, pricing data, product plans, software, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Employee agrees to make use of such information only in the performance of his duties under this Agreement, to maintain such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.
Section 9. Waiver. The waiver by the Corporation of the breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.
Section 10. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at:
1302 W. Drivers Way
Tempe, AZ 85284
Addressed to the Employee at:
15818 West Cinnabar Drive
Surprise, AZ 85374
or any other address as any party may, from time to time, designate by notice given in compliance with this Section.
Section 11. Law Governing and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without the application of any law of conflicts of laws that would require or permit the application of the laws of any other jurisdiction. The parties hereto each hereby submit to the exclusive jurisdiction of the federal and state courts for the state of Arizona and agree that venue shall be in such courts in Maricopa County, Arizona.

Employment Agreement
Circuit Research Labs, Inc.
PATRICIA HUMKE
Section 12. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.
Section 13. Entire Agreement. This Agreement contains the entire understanding between and among the parties with respect to the subject matter hereof and supersedes any other prior understandings and agreements among them respecting the subject matter of this Agreement.
Section 14. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the trial court, and or appellate court.
Section 15. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.
Section 16. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.
Section 17. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by such party.
Section 18. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.
Section 19. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.
Section 20. Separate Counsel. The parties acknowledge that the Corporation has been represented in this transaction that any attorneys have not represented the

Employment Agreement
Circuit Research Labs, Inc.
PATRICIA HUMKE
Employee in this transaction, and the Employee has been advised that it is important for the Employee to seek separate legal advice and representation in this matter.
Section 21. Severability. In the event that any of the provisions of this Agreement or the application of any such provisions to the parties hereto with respect to their obligations hereunder shall be held by a court or other tribunal of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be construed so as to give the fullest effect to the intent of the parties expressed herein.
Circuit Research Labs, Inc.
An Arizona Corporation

By:

Patricia Humke, Employee
Name:

Title:

Employment Agreement
Circuit Research Labs, Inc.
PATRICIA HUMKE
EMPLOYMENT AGREEMENT ADDENDUM
This addendum (the “Addendum”) is to amend the Employment Agreement (the “Employment Agreement), entered into on June 1, 2005, by and between Circuit Research Labs, Inc., (as “Employer”) and Patricia Humke (as “Employee”).
Section 5. Compensation.
5.2 Benefits. The company shall reimburse the employee monthly for medical insurance currently held through the employee’s spouse. The monthly amount to be reimbursed will be dependent upon the monthly premium for the Arizona HMO Health plan (Employee +1) currently offered to employees of the corporation. This reimbursement commences on September 1, 2005 with the reimbursement payment for that month being $724.03. This amount will change when, if, the premium rates change.
The terms and conditions of this Addendum will override and control any conflicting term or condition of the Employment Agreement. All non-conflicting terms and conditions of the Employment Agreement shall remain in full force and effect.

By:

Patricia Humke, Employee
Name:

Title: